Exhibit 99.1

FTI Consulting, Inc.

777 South Flagler Drive, Suite 1500

West Palm Beach, Florida 33401

(561) 515-1900

FOR FURTHER INFORMATION:

AT FTI CONSULTING: Jack Dunn, President & CEO (561) 515-1900	AT FD: Investors: Gordon McCoun Media: Andy Maas (212) 850-5600

FOR IMMEDIATE RELEASE

FTI CONSULTING, INC. REPORTS RECORD 2009 FOURTH QUARTER AND RECORD FULL YEAR RESULTS

•	Fourth Quarter Revenues of $342.9 Million, Net Income of $36.6 Million, EPS of $0.71 and EBITDA of $80.8 Million; All Fourth Quarter Records

•	Full Year Revenues of $1.4 Billion, Net Income of $143 Million, EBITDA of $317 Million, Cash Provided by Operations of $251 Million and EPS of $2.70; All Full Year Records

•	2010 Guidance of Revenues from $1.47 Billion to $1.57 Billion; EPS Before Special Charges (a non-GAAP measure) Will be Between $3.00 and $3.25

West Palm Beach, FL, February 26, 2010 — FTI Consulting, Inc. (NYSE: FCN), the global business advisory firm dedicated to helping organizations protect and enhance their enterprise value, today reported its financial results for the fourth quarter and full year ended December 31, 2009.

For the fourth quarter of 2009, revenues increased 6.2% to $342.9 million from $322.9 million in the prior year period. Net income increased 21.3% to $36.6 million, or $0.71 per diluted common share, from $30.1 million, or $0.56 per diluted common share. EBITDA, a non-GAAP financial measure as defined below, increased 14.5% to $80.8 million, or 23.6% of revenues, from $70.6 million, or 21.9% of revenues, in the fourth quarter of 2008.

In the fourth quarter of 2009, the Company entered into a $250 million accelerated stock buyback (“ASB”). The transaction was completed on January 21, 2010 and resulted in the purchase of 5,455,591 shares, of which 4,874,807 shares were delivered in the fourth quarter of 2009.

As of December 31, 2009, cash, cash equivalents and short-term investments totaled $133.9 million after funding the $250 million ASB. Cash provided by operations for the year was $251 million, compared to $197 million in the prior year.

Commenting on the these results, Jack Dunn, FTI’s president and chief executive officer, said, “We are pleased to have produced another record quarter and year of performance as we continue to transition from a period dominated by the issues of a declining economy to one where we are beginning to see evidence of economic growth and greater willingness on the part of companies to make investments in their futures. Even as credit conditions have eased and there is improved access to capital, in the fourth quarter our restructuring and bankruptcy practice continued to perform at high levels of activity across a broad range of industries, although not at the exceptional rates of growth seen in prior quarters.

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Mr. Dunn continued, “At the same time, we are experiencing signs of improving trends in discretionary spending and capital markets activity that drive our pro-cyclical businesses. The Economic Consulting segment continued to work on an increasing number of cases in its financial economics and network industries practices which we expect to provide accelerating growth and improving margins in 2010. The number of matters opened within the Forensic and Litigation Consulting segment is also increasing. Our most economically sensitive segment – Strategic Communications – won more retainer revenues than it lost during the fourth quarter for the first time since the economic downturn began in 2008.

“Over the past several years, we have invested in businesses and professionals that provide FTI with growth drivers across the economic cycle. In 2009, we continued these investments, including expanding our brand through our first programmatic use of TV, print media and high profile branding events. We also increased our investment in research and development in our Technology segment resulting in the introduction of Acuity, our new integrated document review offering, at LegalTech on February 1, 2010.

Mr. Dunn concluded, “There is still a great deal of uncertainty regarding the direction of the world’s economies and financial markets. While certain regions and sectors are rebounding, others still face structural hurdles that will take time and resources to resolve. As a business that is positioned to advise its clients on both the upside and downside of the economic cycle, we believe there are ample opportunities across the economic and regulatory landscape to enable FTI to achieve another record year in 2010.”

Fourth Quarter Business Segment Results

Corporate Finance/Restructuring

Revenues in the Corporate Finance/Restructuring segment increased 16.5% to $124.9 million from $107.3 million in the fourth quarter of the prior year. Segment EBITDA increased 17.8% to $43.8 million, or 35.1% of segment revenues, from $37.2 million, or 34.7% of segment revenues, in the prior year quarter. Performance was driven by strong growth in the segment’s healthcare and communications/media/entertainment practices, and its international practices, notably the Canadian and Latin America practices, launched in December 2008. The segment continues to see strong activity in the financial services, real estate, insurance, entertainment and energy sectors.

Forensic and Litigation Consulting

Revenues in the Forensic and Litigation Consulting segment increased 5.5% to $61.8 million from $58.6 million in the fourth quarter of the prior year. Segment EBITDA increased to $12.8 million, or 20.6% of segment revenues, compared to $12.2 million, or 20.8% of segment revenues, in the prior year quarter. The segment performed well in an environment in which corporations are actively controlling expenses and deferring litigation, and regulatory agencies have yet to complete building out their infrastructures and staff. Continued contributions from several large financial fraud investigations and strong performances by the segment’s intellectual property, regulated industries and Latin American investigations practices were partially offset by lower revenues from its trial services practice, which was particularly impacted by the ongoing softness in litigation activity. The segment is experiencing an increasing number of active engagements, most notably in financial consulting and construction.

Economic Consulting

Revenues in the Economic Consulting segment increased 18.5% to a record $63.2 million from $53.3 million in the fourth quarter of the prior year. Segment EBITDA was $13.2 million, or 20.9% of segment revenues, compared to $16.0 million, or 30.0% of segment revenues, for the prior year quarter. The segment’s record revenue performance in the quarter reflects strong activity in its strategic mergers and acquisitions (“M&A”), financial economics and network industries practices, continued growth in the segment’s offices opened during the year in New York and Los Angeles, and acceleration in the level of work in its recently-formed European practice based in London. Margins in the segment declined relative to an outstanding performance in 2008, reflecting the cost of expansion of activities into new markets and the hiring of additional professionals to meet anticipated future demand. The segment continues to see increasing demand, particularly in its financial economics and network industries practices, as evidenced by more active engagements compared to both the prior year quarter and third quarter.

Technology

Revenues in the Technology segment were $47.7 million, compared to $52.2 million in the fourth quarter of the prior year. Segment EBITDA increased 27.6% to $17.4 million, or 36.3% of segment revenues, compared to $13.6 million, or 26.1% of segment revenues, in the prior year quarter. Revenues in the segment decreased year-over-year as the demand related to complex litigation and regulatory investigations continued to be soft. In addition, pricing for certain aspects of the Technology segment continued to be challenging. Segment margins improved due to operating efficiencies and the completion earlier in the year of the integration of the Attenex acquisition that adversely affected margins in 2008.

Strategic Communications

Revenues in the Strategic Communications segment were $45.3 million, compared to $51.6 million in the fourth quarter of the prior year. Segment EBITDA was $6.7 million, or 14.8% of segment revenues, compared to $12.2 million, or 23.6% of revenues, in the prior year quarter. The segment continued to face the challenges of a dramatically lower volume of M&A transactions and the continued impact of the global recession on discretionary spending during the quarter, which caused a decline in revenues related to M&A engagements and ongoing pressure on fees from retained clients with a resulting shift from retainer-based to project revenues. While the segment did take actions early in the year to reduce headcount in response to lower demand, certain core resources were retained to enable the segment to service the expected upturn in activity as the recession ends and capital markets activity returns to more normal levels.

Special Charge

The Company intends to record a special charge in the first quarter of 2010 of approximately $25 million relating to the termination of approximately 150 employees and the consolidation of three office locations. These actions are intended to eliminate certain redundancies resulting from acquisitions completed over the last two years, to better align capacity with expected demand, and to provide for appropriate levels of administrative support, but in a more efficient manner. This charge is expected to require approximately $20 million in cash with the balance relating to non-cash charges primarily resulting from terminating certain employees who are contractually entitled to employee loan forgiveness and vesting of equity compensation. The Company believes this reduction in headcount is all that will be required this year.

2010 Guidance

Based on current market conditions, the Company estimates that revenues for the year will be between $1.47 billion and $1.57 billion and EPS Before Special Charges (a non-GAAP measure) will be between $3.00 and $3.25. The Special Charge, described above, is expected to be approximately $25 million, or $0.31 cents per share.

Fourth Quarter Conference Call

FTI will hold a conference call for analysts and investors to discuss fourth quarter and full year financial results at 9:00 AM Eastern Time on Friday, February 26, 2010. The call can be accessed live and will be available for replay over the Internet for 90 days by logging onto the Company’s website, www.fticonsulting.com.

About FTI Consulting

FTI Consulting, Inc. is a global business advisory firm dedicated to helping organizations protect and enhance enterprise value in an increasingly complex legal, regulatory and economic environment. With more than 3,500 employees located in most major business centers in the world, we work closely with clients every day to anticipate, illuminate, and overcome complex business challenges in areas such as investigations, litigation, mergers and acquisitions, regulatory issues, reputation management and restructuring. More information can be found at www.fticonsulting.com.

Use of Non-GAAP Measure

Note: We define EBITDA as operating income before depreciation and amortization of intangible assets plus non-operating litigation settlements. We use EBITDA in evaluating financial performance. Although EBITDA is not a measure of financial condition or performance determined in accordance with GAAP we believe that it can be a useful operating performance measure for evaluating our results of operation as compared from period to period and as compared to our competitors. EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies to value and compare the financial performance of companies in our industry. We use EBITDA to evaluate and compare the operating performance of our segments and it is one of the primary measures used to determine employee bonuses. We also use EBITDA to value the businesses we acquire or anticipate acquiring. Reconciliations of EBITDA to Net Income and segment EBITDA to segment operating profit are included in the accompanying tables to today’s press release. EBITDA is not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies unless the definition is the same. This non-GAAP measure should be considered in addition to, but not as a substitute for or superior to, the information contained in our statements of income.

Safe Harbor Statement

This press release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 that involve uncertainties and risks. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues, future results and performance, expectations, plans or intentions relating to acquisitions and other matters, business trends and other information that is not historical, including statements regarding estimates of our future financial results. When used in this press release, words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, estimates of our future financial results, are based upon our expectations at the time we make them and various assumptions. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved or that actual results will not differ from expectations. The Company has experienced fluctuating revenues, operating income and cash flow in some prior periods and expects this will occur from time to time in the future. The Company’s actual results may differ from our expectations. Further, preliminary results are subject to normal year-end adjustments. Other factors that could cause such differences include the current global financial crisis and economic conditions, the crisis in and deterioration of the financial and real estate markets, the pace and timing of the consummation and integration of past and future acquisitions, the Company’s ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients and other risks described under the heading “Item 1A. Risk Factors” in the Company’s most recent Form 10-K and in the Company’s other filings with the Securities and Exchange Commission. We are under no duty to update any of the forward-looking statements to conform such statements to actual results or events and do not intend to do so.

FINANCIAL TABLES FOLLOW

FTI CONSULTING, INC.

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

(in thousands, except per share data)

	Year Ended December 31,
	2009	2008 (1) (2)

Revenues	$1,399,946	$1,293,145

Operating expenses
Direct cost of revenues	767,387	708,783
Selling, general and administrative expense	344,318	330,191
Amortization of other intangible assets	24,701	18,824

	1,136,406	1,057,798

Operating income	263,540	235,347

Other income (expense)
Interest income and other	8,158	8,840
Interest expense	(44,923)	(45,105)
Litigation settlement gains (losses), net	250	(661)

	(36,515)	(36,926)

Income before income tax provision	227,025	198,421

Income tax provision	83,999	77,515

Net income	$143,026	$120,906

Earnings per common share - basic	$2.86	$2.46

Weighted average common shares outstanding - basic	49,963	49,193

Earnings per common share - diluted	$2.70	$2.26

Weighted average common shares outstanding - diluted	53,044	53,603

(1)

As of January 1, 2009 we adopted FSP APB 14-1, “Accounting for Convertible Debt Instruments that May be Settled in Cash Upon Conversion (Including Partial Cash Settlement)” (FSP APB 14-1) which addresses the accounting for convertible debt instruments that may be settled in cash upon conversion. Our 3  3/4% Convertible Senior Notes due 2012 issued in August 2005 are subject to FSP APB 14-1. The adoption of FSP APB 14-1 requires retrospective application of its effects to all previous years. The adoption of FSP APB 14-1 resulted in a $4.0 million increase in interest expense, a $1.6 million decrease in income tax provision, a $2.4 million decrease in net income and a $0.05 decrease in basic and diluted earnings per share for the year ended December 31, 2008 as compared to the amounts previously reported.

(2)	These amounts are revised based upon our completion of an internal re-examination of our historical practices regarding our accounting for acquisition-related earnout payments. In connection with this re-examination, we concluded that we had reported immaterial errors in prior period financial statements. Further information related to these immaterial errors can be found in the Form 10-Q for the quarterly period ended September 30, 2009 as filed by the Company with the Securities and Exchange Commission on November 5, 2009. This press release should be read in conjunction with such previously filed reports. The impact of the correction of these errors resulted in a decrease in net income of $2.1 million and a decrease in basic and diluted earnings per share of $0.04 for the year ended December 31, 2008 as compared to the amounts previously reported.

FTI CONSULTING, INC.

CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE MONTHS ENDED DECEMBER 31, 2009 AND 2008

(in thousands, except per share data)

	Three Months Ended December 31,
	2009	2008 (1) (2)

Revenues	$342,938	$322,876

Operating expenses
Direct cost of revenues	187,590	171,080
Selling, general and administrative expense	81,747	88,202
Amortization of other intangible assets	6,331	5,805

	275,668	265,087

Operating income	67,270	57,789

Other income (expense)
Interest income and other	2,073	1,304
Interest expense	(11,446)	(11,257)
Litigation settlement gains, net	—	50

	(9,373)	(9,903)

Income before income tax provision	57,897	47,886

Income tax provision	21,324	17,737

Net income	$36,573	$30,149

Earnings per common share - basic	$0.75	$0.61

Weighted average common shares outstanding - basic	48,612	49,738

Earnings per common share - diluted	$0.71	$0.56

Weighted average common shares outstanding - diluted	51,433	53,411

(1)

As of January 1, 2009 we adopted FSP APB 14-1, “Accounting for Convertible Debt Instruments that May be Settled in Cash Upon Conversion (Including Partial Cash Settlement)” (FSP APB 14-1) which addresses the accounting for convertible debt instruments that may be settled in cash upon conversion. Our 3  3/4% Convertible Senior Notes due 2012 issued in August 2005 are subject to FSP APB 14-1. The adoption of FSP APB 14-1 requires retrospective application of its effects to all previous years. The adoption of FSP APB 14-1 resulted in a $1.0 million increase in interest expense, a $0.4 million decrease in income tax provision, a $0.6 million decrease in net income and a $.01 decrease in basic and diluted earnings per share for the three months ended December 31, 2008 as compared to the amounts previously reported.

(2)	These amounts are revised based upon our completion of an internal re-examination of our historical practices regarding our accounting for acquisition-related earnout payments. In connection with this re-examination, we concluded that we had reported immaterial errors in prior period financial statements. Further information related to these immaterial errors can be found in the Form 10-Q for the quarterly period ended September 30, 2009 as filed by the Company with the Securities and Exchange Commission on November 5, 2009. This press release should be read in conjunction with such previously filed reports. The impact of the correction of these errors resulted in a decrease in net income of $0.4 million and a decrease in basic and diluted earnings per share of $0.01 for the three months ended December 31, 2008 as compared to the amounts previously reported.

FTI CONSULTING, INC.

OPERATING RESULTS BY BUSINESS SEGMENT

	Revenues	EBITDA (1)	Margin	Utilization (3)	Average Billable Rate (3)	Revenue- Generating Headcount
	(in thousands)

Three Months Ended December 31, 2009
Corporate Finance/Restructuring	$124,940	$43,801	35.1%	64%	$453	758
Forensic and Litigation Consulting	61,812	12,763	20.6%	67%	$328	667
Economic Consulting	63,176	13,224	20.9%	78%	$453	302
Technology	47,745	17,355	36.3%	N/M	N/M	338
Strategic Communications	45,265	6,709	14.8%	N/M	N/M	573

	$342,938	93,852	27.4%	N/M	N/M	2,638

Corporate		(13,010)

EBITDA (1)		$80,842	23.6%

Year Ended December 31, 2009
Corporate Finance/Restructuring	$514,260	$175,551	34.1%	73%	$439	758
Forensic and Litigation Consulting	259,204	59,581	23.0%	73%	$333	667
Economic Consulting	234,723	47,845	20.4%	76%	$456	302
Technology	211,680	75,715	35.8%	N/M	N/M	338
Strategic Communications	180,079	24,941	13.9%	N/M	N/M	573

	$1,399,946	383,633	27.4%	N/M	N/M	2,638

Corporate		(66,378)

EBITDA (1)		$317,255	22.7%

Three Months Ended December 31, 2008
Corporate Finance/Restructuring	$107,280	$37,181	34.7%	73%	$451	669
Forensic and Litigation Consulting	58,567	12,188	20.8%	65%	$332	639
Economic Consulting	53,294	15,966	30.0%	76%	$456	264
Technology	52,164	13,600	26.1%	N/M	N/M	357
Strategic Communications	51,571	12,179	23.6%	N/M	N/M	592

	$322,876	91,114	28.2%	N/M	N/M	2,521

Corporate		(20,532)

EBITDA (1) (2)		$70,582	21.9%

Year Ended December 31, 2008
Corporate Finance/Restructuring	$374,504	$114,178	30.5%	75%	$438	669
Forensic and Litigation Consulting	253,918	57,493	22.6%	70%	$330	639
Economic Consulting	219,883	59,020	26.8%	83%	$446	264
Technology	220,359	73,506	33.4%	N/M	N/M	357
Strategic Communications	224,481	51,853	23.1%	N/M	N/M	592

	$1,293,145	356,050	27.5%	N/M	N/M	2,521

Corporate		(76,503)

EBITDA (1) (2)		$279,547	21.6%

(1)	We define EBITDA as operating income before depreciation and amortization of intangible assets plus non-operating litigation settlements. Although EBITDA is not a measure of financial condition or performance determined in accordance with generally accepted accounting principles (GAAP), we believe that it can be a useful operating performance measure for evaluating our results of operations as compared from period to period and as compared to our competitors. EBITDA is a common alternative measure of operating performance used by investors, financial analysts and credit rating agencies to value and compare the financial performance of companies in our industry. We use EBITDA to evaluate and compare the operating performance of our segments and it is one of the primary measures used to determine employee bonuses. We also use EBITDA to value the businesses we acquire or anticipate acquiring. EBITDA is not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies unless the definition is the same. This non-GAAP measure should be considered in addition to, but not as a substitute for or superior to, the information contained in our statements of income. See also our reconciliation of Non-GAAP financial measures.
(2)	These amounts are revised based upon our completion of an internal re-examination of our historical practices regarding our accounting for acquisition-related earnout payments. In connection with this re-examination, we concluded that we had reported immaterial errors in prior period financial statements. Further information related to these immaterial errors can be found in the Form 10-Q for the quarterly period ended September 30, 2009 as filed by the Company with the Securities and Exchange Commission on November 5, 2009. This press release should be read in conjunction with such previously filed reports.
(3)	The majority of the Technology and Strategic Communications segments’ revenues are not generated on an hourly basis. Accordingly, utilization and average billable rate metrics are not presented as they are not meaningful. Utilization where presented is based on a 2,032 hour year.

RECONCILIATION OF OPERATING INCOME AND NET INCOME TO EARNINGS BEFORE

INTEREST, TAXES, DEPRECIATION AND AMORTIZATION

(in thousands)

Three Months Ended December 31, 2009	Corporate Finance / Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Corp HQ	Total

Net income							$36,573
Interest income and other							(2,073)
Interest expense							11,446
Litigation settlement losses							—
Income tax provision							21,324

Operating income	$41,282	$11,292	$12,263	$12,309	$4,570	$(14,446)	67,270
Depreciation	949	591	490	2,989	786	1,436	7,241
Amortization of other intangible assets	1,570	880	471	2,057	1,353	—	6,331
Litigation settlement gains	—	—	—	—	—	—	—

EBITDA (1)	43,801	12,763	13,224	17,355	6,709	(13,010)	80,842

Year Ended December 31, 2009

Net income							$143,026
Interest income and other							(8,158)
Interest expense							44,923
Litigation settlement losses							(250)
Income tax provision							83,999

Operating income	$165,757	$54,456	$43,928	$55,599	$16,455	$(72,655)	263,540
Depreciation	3,462	2,319	1,798	11,873	3,285	6,027	28,764
Amortization of other intangible assets	6,332	2,806	2,119	8,243	5,201	—	24,701
Litigation settlement gains	—	—	—	—	—	250	250

EBITDA (1)	175,551	59,581	47,845	75,715	24,941	(66,378)	317,255

Three Months Ended December 31, 2008 (2) (3)

Net income							$30,149
Interest income and other							(1,304)
Interest expense							11,257
Litigation settlement losses							(50)
Income tax provision							17,737

Operating income	$35,268	$10,800	$15,027	$8,434	$10,273	$(22,013)	57,789
Depreciation	723	597	369	3,067	701	1,481	6,938
Amortization of other intangible assets	1,190	791	570	2,099	1,155	—	5,805
Litigation settlement losses	—	—	—	—	50	—	50

EBITDA (1)	37,181	12,188	15,966	13,600	12,179	(20,532)	70,582

Year Ended December 31, 2008 (2) (3)

Net income (loss)							$120,906
Interest income and other							(8,840)
Interest expense							45,105
Litigation settlement losses							661
Income tax provision							77,515

Operating income	$108,013	$52,118	$55,123	$58,090	$43,976	$(81,973)	235,347
Depreciation	2,603	2,482	1,616	10,627	3,014	5,695	26,037
Amortization of other intangible assets	3,562	2,893	2,281	5,024	5,064	—	18,824
Litigation settlement losses	—	—	—	(235)	(201)	(225)	(661)

EBITDA (1)	114,178	57,493	59,020	73,506	51,853	(76,503)	279,547

(1)	We define EBITDA as operating income before depreciation and amortization of intangible assets plus non-operating litigation settlements. Although EBITDA is not a measure of financial condition or performance determined in accordance with generally accepted accounting principles (GAAP), we believe that it can be a useful operating performance measure for evaluating our results of operations as compared from period to period and as compared to our competitors. EBITDA is a common alternative measure of operating performance used by investors, financial analysts and credit rating agencies to value and compare the financial performance of companies in our industry. We use EBITDA to evaluate and compare the operating performance of our segments and it is one of the primary measures used to determine employee bonuses. We also use EBITDA to value the businesses we acquire or anticipate acquiring. EBITDA is not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies unless the definition is the same. This non-GAAP measure should be considered in addition to, but not as a substitute for or superior to, the information contained in our statements of income.
(2)

As of January 1, 2009 we adopted FSP No. APB 14-1, “Accounting for Convertible Debt Instruments that May be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (FSP APB 14-1) which addresses the accounting for convertible debt that may be settled in cash upon conversion. Our 3  3/4% Convertible Senior Subordinated Notes due 2012 issued in August 2005 are subject to FSP APB 14-1. The adoption of FSP APB 14-1 requires retrospective application of its effects to all previous years. The adoption of FSP APB 14-1 resulted in a $1.0 million increase in interest expense, a $0.4 million decrease in income tax provision, and a $0.6 million decrease in net income for the three months ended December 31, 2008 as compared to the amounts previously reported. For the year ended December 31, 2008, the adoption of FSP APB 14-1 resulted in a $4.0 million increase in interest expense, a $1.6 million decrease in income tax provision, and a $2.4 million decrease in net income as compared to the amounts previously reported.

(3)	These amounts are revised based upon our completion of an internal re-examination of our historical practices regarding our accounting for acquisition-related earnout payments. In connection with this re-examination, we concluded that we had reported immaterial errors in prior period financial statements. Further information related to these immaterial errors can be found in the Form 10-Q for the quarterly period ended September 30, 2009 as filed by the Company with the Securities and Exchange Commission on November 5, 2009. This press release should be read in conjunction with such previously filed reports.

RECONCILIATION OF FULLY DILUTED EARNINGS PER SHARE TO

EPS BEFORE SPECIAL CHARGES

In our press release hereof, we provide 2010 guidance based on GAAP and non-GAAP measures. The following table provides a reconciliation between 2010 guidance based on non-GAAP measures to the most directly comparable GAAP measure

EPS Before Special Charges	$3.00-3.25
Less: Special Charges	$0.31-0.31

Earnings per common share - diluted	$2.69-2.94

FTI CONSULTING, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

(in thousands)

	Year Ended December 31,
	2009	2008 (1) (2)
Operating activities
Net income	$143,026	$120,906
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	28,765	26,037
Amortization of other intangible assets	24,702	18,824
Provision for doubtful accounts	19,866	22,474
Non-cash share-based compensation	25,631	26,381
Excess tax benefits from share-based compensation	(5,193)	(10,820)
Non-cash interest expense	7,214	7,124
Other	(1,604)	3,407
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable, billed and unbilled	(13,314)	(49,251)
Notes receivable	(18,364)	(9,377)
Prepaid expenses and other assets	1,334	(11,577)
Accounts payable, accrued expenses and other	(14,179)	(3,382)
Income taxes	29,877	12,990
Accrued compensation	20,090	32,836
Billings in excess of services provided	2,918	10,908

Net cash provided by operating activities	250,769	197,480

Investing activities
Payments for acquisition of businesses, including contingent payments and acquisition costs, net of cash received	(46,710)	(343,169)
Purchases of property and equipment	(28,557)	(35,674)
Purchases of short-term investments	(35,717)	—
Proceeds from sale of short-term investments	20,576	—
Other	520	4,703

Net cash used in investing activities	(89,888)	(374,140)

Financing activities
Payments of short-term borrowings of acquired subsidiary	—	(2,275)
Payments of long-term debt and capital lease obligations	(13,761)	(8,744)
Cash received for settlement of interest rate swaps	2,288	—
Purchase and retirement of common stock	(250,000)	—
Net issuance of common stock under equity compensation plans	15,699	20,562
Excess of tax benefits from share based compensation	5,193	10,820
Other	303	(112)

Net cash (used in) provided by financing activities	(240,278)	20,251

Effect of exchange rate changes and fair value adjustments on cash and cash equivalents	6,427	(12,212)

Net decrease in cash and cash equivalents	(72,970)	(168,621)
Cash and cash equivalents, beginning of period	191,842	360,463

Cash and cash equivalents, end of period	$118,872	$191,842

(1)

As of January 1, 2009 we adopted FSP APB 14-1, “Accounting for Convertible Debt Instruments that May be Settled in Cash Upon Conversion (Including Partial Cash Settlement)” (FSP APB 14-1) which addresses the accounting for convertible debt instruments that may be settled in cash upon conversion. Our 3  3/4% Convertible Senior Notes due 2012 issued in August 2005 are subject to FSP APB 14-1. The adoption of FSP APB 14-1 requires retrospective application of its effects to all previous years.

(2)	These amounts are revised based upon our completion of an internal re-examination of our historical practices regarding our accounting for acquisition-related earnout payments. In connection with this re-examination, we concluded that we had reported immaterial errors in prior period financial statements. Further information related to these immaterial errors can be found in the Form 10-Q for the quarterly period ended September 30, 2009 as filed by the Company with the Securities and Exchange Commission on November 5, 2009. This press release should be read in conjunction with such previously filed reports.

FTI CONSULTING, INC.

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2009 AND 2008

(in thousands, except per share amounts)

	December 31, 2009	December 31, 2008 (1) (2)
Assets
Current assets
Cash and cash equivalents	$118,872	$191,842
Accounts receivable:
Billed receivables	241,911	237,009
Unbilled receivables	104,959	98,340
Allowance for doubtful accounts and unbilled services	(59,328)	(45,309)

Accounts receivable, net	287,542	290,040
Notes receivable	20,853	15,145
Prepaid expenses and other current assets	52,172	34,989
Deferred income taxes	20,476	24,372

Total current assets	499,915	556,388

Property and equipment, net of accumulated depreciation	80,678	78,575
Goodwill	1,195,949	1,143,461
Other intangible assets, net of amortization	175,962	189,304
Notes receivable, net of current portion	69,213	56,500
Other assets	55,621	59,349

Total assets	$2,077,338	$2,083,577

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable, accrued expenses and other	$81,193	$108,905
Accrued compensation	152,807	135,922
Current portion of long-term debt and capital lease obligations	138,101	132,915
Billings in excess of services provided	34,101	30,872

Total current liabilities	406,202	408,614

Long-term debt and capital lease obligations, net of current portion	417,397	418,592
Deferred income taxes	95,704	83,777
Other liabilities	53,821	45,037

Total liabilities	973,124	956,020

Stockholders’ equity
Preferred stock, $0.01 par value; 5,000 shares authorized, none outstanding	—	—
Common stock, $0.01 par value; 75,000 shares authorized; 75,000 shares issued and outstanding — 46,985 (2009) and 50,903 (2008)	470	509
Additional paid-in capital	535,754	733,520
Retained earnings	615,529	472,503
Accumulated other comprehensive loss	(47,539)	(78,975)

Total stockholders’ equity	1,104,214	1,127,557

Total liabilities and stockholders’ equity	$2,077,338	$2,083,577

(1)

As of January 1, 2009 we adopted FSP APB 14-1, “Accounting for Convertible Debt Instruments that May be Settled in Cash Upon Conversion (Including Partial Cash Settlement)” (FSP APB 14-1) which addresses the accounting for convertible debt instruments that may be settled in cash upon conversion. Our 3  3/4% Convertible Senior Notes due 2012 issued in August 2005 are subject to FSP APB 14-1. The adoption of FSP APB 14-1 requires retrospective application of its effects to all previous years. The adoption of this FSP resulted in a $0.6 million decrease in other assets, a $18.0 million decrease in the current portion of long-term debt, a $7.0 million increase in deferred income taxes, an $18.0 million increase in additional paid in capital and a $7.6 million decrease in retained earnings from the amounts previously reported at December 31, 2008.

(2)	These amounts are revised based upon our completion of an internal re-examination of our historical practices regarding our accounting for acquisition-related earnout payments. In connection with this re-examination, we concluded that we had reported immaterial errors in prior period financial statements. Further information related to these immaterial errors can be found in the Form 10-Q for the quarterly period ended September 30, 2009 as filed by the Company with the Securities and Exchange Commission on November 5, 2009. This press release should be read in conjunction with such previously filed reports.